RLHC Reports Third Quarter 2016 Results

Systemwide Same Store RevPAR Increases 3.4%
Acquired Vantage Hospitality Group

SPOKANE, Wash., November 8, 2016 - (GLOBE NEWSWIRE) -- Red Lion Hotels Corporation (“RLHC" or the "company”) (NYSE:RLH), a growing hospitality company that operates and franchises upscale, midscale and economy hotels, today reported third quarter 2016 results.

Highlights Third Quarter 2016

•	Consolidated net income rose 185% to $2.3 million from $0.8 million in 2015

•	GAAP EPS was $0.11 in 2016 – an increase of $0.07 year-over-year

•	Franchise operating income increased 200% for the quarter and 900% year to date

•	Adjusted EBITDA grew 25% year-over-year

•	System wide RevPAR grew 3.4%

•	Opened 4 new franchise hotels and converted 3 company operated hotels to Hotel RL

•	Acquired Vantage for $39.5 million with over 58,000 rooms and 1,000 hotels – extending our distribution into Canada

•	Appointed Roger Bloss Executive Vice President and President of Global Development and Bernard “Bernie” T. Moyle to Executive Vice President and Chief Operating Officer

RLHC President and Chief Executive Officer Greg T. Mount stated, “We are very encouraged that RLHC delivered another quarter of strong RevPAR growth across all segments versus the industry, with system same store RevPAR growing 3.4% year over year. These positive results can be attributed to the transformation the Company has undergone over the last 18 months. Furthermore, with the recent addition of Vantage and more than 58,000 rooms to the system, we have already started selling our full spectrum of brands with immediate success, and the integration is progressing as planned. Our transformation to an asset light franchise model is complete and our efforts to create additional long-term shareholder value are well underway.”

Third Quarter 2016 Results
Systemwide same store midscale RevPAR grew 3.4%, and Adjusted EBITDA was $10.9 million in the quarter increasing by 25%.
Franchise hotels revenue reached $4.8 million, up 25% compared with the third quarter of 2015. Segment operating margins for the quarter improved significantly to 30% versus 12% in the same period of 2015.
Outperforming the industry, same store franchised economy RevPAR increased 7.8%, and same store franchised midscale increased 5.5%, driven primarily by the implementation of RevPak for both economy and midscale.
Comparable revenue from company operated hotels was $33.6 million, down 2%, compared with the same period a year ago. RevPAR for company operated hotels was roughly flat, primarily due to the previously communicated disruption caused by our extensive renovation program. Comparable company operated hotel gross profit was $13.4 million versus $13.7 million in the prior year.
Entertainment revenue for the third quarter was $1.9 million compared with $1.8 million in the prior year period. Segment operating income was $0.3 million versus $0.1 million in the third quarter of 2015.
Consolidated net income attributable to RLHC in the third quarter of 2016 nearly tripled to $2.3 million compared with $0.8 million in the same period a year ago. Net income per share for the third quarter of 2016 was $0.11 versus $0.04 for the prior year period.
After adjusting for special items, adjusted net income per share for the third quarter 2016 was $0.24 versus $0.16 in 2015. The adjustments are related to costs associated with the Vantage acquisition and employee separation.

Balance Sheet
At September 30, 2016, the company had $18.9 million in cash and cash equivalents and $9.2 million in restricted cash. Additionally, the company had consolidated long-term debt of $107.8 million, borrowed by the company’s joint venture entities, of which RLHC’s pro rata share was $61.7 million.
Capital expenditures for the nine months ended September 30, 2016 totaled $30.3 million; the majority of which was funded with proceeds from debt financing associated with the company’s joint ventures.

Brand Portfolio Developments
For the year, RLHC has enjoyed accretive additions to its brand portfolio, along with the Vantage acquisition, that included openings, new franchises, conversions from non-RLHC brands and conversions from Red Lion Hotels to Hotel RLs within the system. The company has executed more than 20 franchise agreements in 2016.
Properties opened since our second quarter earnings release include the following locations:

•	Opened Red Lion Hotel and Convention Center, Billings, Montana – Conversion, Franchise

•	Opened Red Lion Inns & Suites, Fargo, North Dakota, Conversion, Franchise

•	Opened Red Lion Inn & Suites, Byram, Mississippi, Conversion, Franchise

•	Opened Red Lion Inn & Suites, Ontario, Oregon, Conversion, Franchise

Vantage Acquisition
RLHC acquired substantially all of the assets of Vantage during the third quarter for cash and stock. Consideration for the acquisition consists of an initial payment of $23 million in cash and $5.8 million in stock. There are potential additional payments of up to $7 million in cash and 690,000 shares of stock to be paid over the next twenty-four months, which are contingent on the achievement of certain performance metrics for the Vantage brands.

As a result of the acquisition, the Company added approximately 1,000 franchise hotel agreements and over 58,000 rooms in the U.S. and Canada.

The transaction is expected to be accretive to cash flow and earnings per share within the first twelve months.

Subsequent Events
On October 1, 2016, the Company’s board of directors appointed Roger J. Bloss to the position of Executive Vice President and President of Global Development of RLHC. In addition, the board of directors appointed Bernard “Bernie” T. Moyle as the Executive Vice President and Chief Operating Officer of RLHC. Messrs. Bloss and Moyle joined RLHC from Vantage where they were Chief Executive Officer and Chief Operating and Financial Officer, respectively.

2016 Outlook
The company is issuing refined financial guidance for full year 2016, based on the outlook for the markets in which they operate, and its current expectations:

•	EBITDA is expected to be between $17 to $20 million

•	Capital expenditures to range from $32 to $35 million, primarily funded at the joint venture level

•	Full year 2016 RevPAR guidance for systemwide same store hotels in the range of 2.5% to 4.5%.

•	Addition of 25 to 35 hotels to the system-wide portfolio (excluding the acquisition of Vantage properties)
The company is revising its full year RevPAR guidance for comparable company operated hotels to increase 0% to 1% over 2015. The 2016 performance was unfavorably impacted by the renovations in the majority of its company operated hotels during the second and third quarters.

Conference Call Information
The company will conduct a conference call on November 8, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), to discuss the results for interested investors, analysts and portfolio managers. Hosting the call will be President and Chief Executive Officer Greg Mount and Vice President and Interim Chief Financial Officer David Wright.
To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (877) 407-8289. International callers should dial (201) 689-8341.
This conference call will also be webcast live on www.rlhco.com in the Investor Relations section of the website. To listen to the live call, please go to the RLHC website at least fifteen minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 3:30 p.m. Pacific Time on November 8, 2016 through November 22, 2016, at (877) 660-6853 or (201) 612-7415 (International), using access code 13647200. The replay will also be available shortly after the call on the RLHC website.
About RLHC
Red Lion Hotels Corporation, established in 1959, is an international hospitality company primarily engaged in the franchising, management and ownership of upscale, midscale and economy hotels under the Hotel RL, Red Lion Hotels, Red Lion Inn & Suites, GuestHouse, Settle Inn, Vantage Hotels, Americas Best Value Inn, Canadas Best Value Inn, Lexington by Vantage, America’s Best Inns & Suites; Country Hearth Inns; Jameson Inn; Signature Inn and 3 Palms Hotels & Resorts brands. The company also owns and operates an entertainment and event ticket distribution business under the brand name TicketsWest. For more information, please visit the company's website at www.rlhco.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company's annual report on Form 10-K for the year ended December 31, 2015, and in other documents filed by the company with the Securities and Exchange Commission.

Investor Relations Contact
Evelyn Infurna
O: 203-682-8265
C: 203-856-2088
Investor.relations@redlion.com

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes and per share amounts)

	Three Months Ended September 30,
	2016	2015	$ Change	% Change
Revenue:
Company operated hotels	$37,157	$36,972	$185	0.5
Other revenues from managed properties	1,733	1,147	586	51.1
Franchised hotels	4,766	3,800	966	25.4
Entertainment	1,936	1,800	136	7.6
Other	16	16	—	—
Total revenues	45,608	43,735	1,873	4.3
Operating expenses:
Company operated hotels	25,363	25,439	(76)	(0.3)
Other costs from managed properties	1,733	1,147	586	51.1
Franchise	3,214	3,087	127	4.1
Entertainment	1,605	1,666	(61)	(3.7)
Other	22	10	12	120.0
Depreciation and amortization	3,814	3,484	330	9.5
Hotel facility and land lease	1,197	1,894	(697)	(36.8)
Gain on asset dispositions, net	(101)	(88)	(13)	14.8
General and administrative expenses	2,031	2,676	(645)	(24.1)
Total operating expenses	38,878	39,315	(437)	(1.1)
Operating income (loss)	6,730	4,420	2,310	52.3
Other income (expense):
Interest expense	(1,805)	(1,989)	184	9.3
Other income (expense), net	(1,246)	75	(1,321)	(1,761.3)
Total other income (expense)	(3,051)	(1,914)	(1,137)	59.4
Income (loss) before taxes	3,679	2,506	1,173	46.8
Income tax expense (benefit)	166	(49)	215	n/m
Net income (loss)	3,513	2,555	958	37.5
Net (income) loss attributable to noncontrolling interests	(1,207)	(1,746)	539	(30.9)%
Net income (loss) attributable to RLHC	$2,306	$809	$1,497	(185.0)%

Earnings per share - basic
Net income (loss) attributable to RLHC	$0.11	$0.04
Earnings per share - diluted
Net income (loss) attributable to RLHC	$0.11	$0.04
Weighted average shares - basic	20,781	20,028
Weighted average shares - diluted	21,158	20,607

Non-GAAP Financial Measures(1)
EBITDA	$9,298	$7,979	$1,319	16.5
Adjusted EBITDA	$10,932	$8,729	$2,203	25.2
Adjusted net income (loss)	$5,147	$3,305	$1,842	(55.7)

(1) The definitions of "EBITDA", "Adjusted EBITDA" and Adjusted net income (loss) and how those measures relate to net income (loss) are discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes and per share amounts)

	Nine Months Ended September 30,
	2016	2015	$ Change	% Change
Revenue:
Company operated hotels	$93,515	$91,092	$2,423	2.7
Other revenues from managed properties	4,498	2,274	2,224	97.8
Franchised hotels	12,194	9,123	3,071	33.7
Entertainment	13,014	7,537	5,477	72.7
Other	40	38	2	5.3
Total revenues	123,261	110,064	13,197	12.0
Operating expenses:
Company operated hotels	71,035	68,578	2,457	3.6
Other costs from managed properties	4,498	2,274	2,224	97.8
Franchise	10,034	8,494	1,540	18.1
Entertainment	11,183	7,041	4,142	58.8
Other	44	26	18	69.2
Depreciation and amortization	11,354	9,603	1,751	18.2
Hotel facility and land lease	3,543	5,089	(1,546)	(30.4)
Gain on asset dispositions, net	(730)	(16,590)	15,860	95.6
General and administrative expenses	7,781	7,803	(22)	(0.3)
Total operating expenses	118,742	92,318	26,424	28.6
Operating income (loss)	4,519	17,746	(13,227)	(74.5)
Other income (expense):
Interest expense	(4,753)	(5,228)	475	9.1
Loss on early retirement of debt	—	(1,159)	1,159	n/m
Other income (expense), net	(1,193)	380	(1,573)	(413.9)
Total other income (expense)	(5,946)	(6,007)	61	(1.0)
Income (loss) before taxes	(1,427)	11,739	(13,166)	(112.2)
Income tax expense (benefit)	258	37	221	n/m
Net income (loss)	(1,685)	11,702	(13,387)	(114.4)
Net (income) loss attributable to noncontrolling interest	(645)	(2,653)	2,008	(75.7)%
Net income (loss) attributable to RLHC	$(2,330)	$9,049	$(11,379)	(125.7)%

Earnings per share - basic
Net income (loss) attributable to RLHC	$(0.11)	$0.45
Earnings per share - diluted
Net income (loss) attributable to RLHC	$(0.11)	$0.45
Weighted average shares - basic	20,343	19,960
Weighted average shares - diluted	20,343	20,131

Non-GAAP Financial Measures(1)
EBITDA	$14,680	$26,570	$(11,890)	(44.7)
Adjusted EBITDA	$16,685	$13,242	$3,443	26.0
Adjusted net income (loss)	$320	$(1,626)	$1,946	119.7

(1) The definitions of "EBITDA", "Adjusted EBITDA" and Adjusted net income (loss) and how those measures relate to net income (loss) are discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except per share data)

	September 30, 2016	December 31, 2015
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$18,930	$23,898
Restricted cash	9,181	11,304
Short-term investments	25	18,085
Accounts receivable, net	14,401	8,164
Notes receivable, net	1,166	929
Inventories	658	721
Prepaid expenses and other	4,440	2,149
Assets held for sale	3,936	—
Total current assets	52,737	65,250
Property and equipment, net	210,991	195,390
Goodwill	8,824	8,512
Intangible assets	53,588	15,301
Notes receivable, long term	—	1,676
Other assets, net	1,496	1,089
Total assets	$327,636	$287,218
LIABILITIES
Current liabilities:
Accounts payable	$14,110	$9,263
Accrued payroll and related benefits	2,800	6,163
Other accrued entertainment liabilities	7,817	9,211
Other accrued liabilities	13,240	3,225
Long-term debt, due within one year	5,912	—
Total current liabilities	43,879	27,862
Long-term debt, due after one year, net of debt issuance costs	101,840	87,557
Deferred income and other long term liabilities	5,768	1,326
Deferred income taxes	3,105	2,872
Total liabilities	154,592	119,617
Commitments and contingencies
STOCKHOLDERS’ EQUITY
RLHC stockholders' equity
Preferred stock- 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 20,919,014 and 20,051,145 shares issued and outstanding	209	201
Additional paid-in capital	151,960	143,901
Accumulated deficit	(12,440)	(10,110)
Total RLHC stockholders' equity	139,729	133,992
Noncontrolling interest	33,315	33,609
Total stockholders’ equity	173,044	167,601
Total liabilities and stockholders’ equity	$327,636	$287,218

RED LION HOTELS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
For the Nine Months Ended September 30, 2016 and 2015

	Nine Months Ended
	September 30,
	2016	2015
	(In thousands)
Operating activities:
Net income (loss)	$(1,685)	$11,702
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	11,354	9,603
Amortization of debt issuance costs	880	583
Gain on disposition of property, equipment and other assets, net	(730)	(16,592)
Loss on early retirement of debt	—	1,074
Deferred income taxes	233	—
Equity in investments	(171)	101
Stock based compensation expense	1,960	1,008
Provision for doubtful accounts	212	580
Change in current assets and liabilities:
Restricted cash for interest payments and other	(1,049)	(7,922)
Accounts receivable	(4,664)	(2,748)
Notes receivable	(68)	(177)
Inventories	63	(110)
Prepaid expenses and other	(1,959)	(899)
Accounts payable	3,697	2,681
Accrued other liabilities	(2,046)	8,953
Net cash provided by (used in) operating activities	6,027	7,837
Investing activities:
Purchase of Vantage, net assets acquired	(22,694)	—
Capital expenditures	(30,266)	(17,128)
Purchase of GuestHouse International assets	—	(8,855)
Proceeds from disposition of property and equipment	434	37,730
Collection of notes receivable related to property sales	1,781	3,499
Advance of note receivable	(328)	(27)
Sales of short-term investments	18,060	—
Purchase of short-term investments	—	(7,866)
Change in restricted cash for property improvements	3,172	(5,156)
Other, net	78	—
Net cash provided by (used in) investing activities	(29,763)	2,197
Financing activities:
Borrowings on long-term debt	19,547	74,380
Repayment of long-term debt	—	(30,528)
Debt issuance costs	(192)	(3,479)
Proceeds from sale of interests in joint ventures	3,194	21,565
Distributions to noncontrolling interest	(3,594)	(1,319)
Stock based compensation awards withheld for tax liability	(343)	—
Other, net	156	110
Net cash provided by financing activities	18,768	60,729

Change in cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	(4,968)	70,763
Cash and cash equivalents at beginning of period	23,898	5,126
Cash and cash equivalents at end of period	$18,930	$75,889

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)

Systemwide Hotels as of September 30, 2016	Hotels	Rooms
Company operated hotels
Majority owned and consolidated	15	3,000
Leased and consolidated	4	900
Managed	3	700
Franchised hotels	93	10,300
Franchised hotels newly acquired from Vantage	1,042	58,300
Total systemwide	1,157	73,200

Comparable Hotel Statistics(1)
	For the three months ended September 30,
	2016				2015
	Average Occupancy(2)		ADR (3)	RevPAR (4)	Average Occupancy(2)	ADR (3)	RevPAR (4)
Company operated hotels
Midscale	80.2%		$109.91	$88.11	83.1%	$106.19	$88.26
Franchised hotels
Midscale	72.0%		$97.01	$69.84	69.9%	$94.65	$66.18
Economy (pro forma) (5)	64.6%		$76.43	$49.36	62.0%	$73.83	$45.78
Systemwide
Midscale	76.1%		$103.83	$79.00	76.5%	$100.94	$77.25
Economy (pro forma) (5)	64.6%		$76.43	$49.36	62.0%	$73.83	$45.78
Total Systemwide	72.7%		$96.63	$70.24	72.2%	$94.06	$67.95

Change from prior comparative period:	Average Occupancy(2)		ADR (3)	RevPAR (4)
Company operated hotels
Midscale	(290)	bps	3.5%	(0.2)%
Franchised hotels
Midscale	210	bps	2.5%	5.5%
Economy (pro forma) (5)	260	bps	3.5%	7.8%
Systemwide
Midscale	(40)	bps	2.9%	2.3%
Economy (pro forma) (5)	260	bps	3.5%	7.8%
Total Systemwide	50	bps	2.7%	3.4%

(1)
Certain operating results for the periods included in this report are shown on a comparable hotel basis. With the exception of pro forma economy hotels, comparable hotels are defined as hotels that were in the system for at least one full calendar year as of the beginning of the current year under materially similar operations.

(2)
Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(3)	Average daily rate ("ADR") represents total room revenues divided by the total number of paid rooms occupied by hotel guests.
(4)	Revenue per available room ("RevPAR") represents total room and related revenues divided by total available rooms.
(5)
We acquired the franchise license agreements of GuestHouse International and Settle Inn & Suites properties on April 30, 2015. Results presented prior to that date are attributable to and provided by the prior owner.

Comparable Hotel Statistics(1)
	For the nine months ended September 30,
	2016				2015
	Average Occupancy(2)		ADR (3)	RevPAR (4)	Average Occupancy(2)	ADR (3)	RevPAR (4)
Company operated hotels
Midscale	71.9%		$99.60	$71.60	72.4%	$98.18	$71.10
Franchised hotels
Midscale	63.8%		$92.11	$58.79	62.2%	$88.94	$55.35
Economy (pro forma) (5)	57.2%		$69.46	$39.71	54.2%	$68.90	$37.33
Systemwide
Midscale	67.9%		$96.09	$65.22	67.3%	$93.92	$63.24
Economy (pro forma) (5)	57.2%		$69.46	$39.71	54.2%	$68.90	$37.33
Total Systemwide	64.7%		$89.09	$57.63	63.5%	$87.63	$55.61

Change from prior comparative period:	Average Occupancy(2)		ADR (3)	RevPAR (4)
Company operated hotels
Midscale	(50)	bps	1.4%	0.7%
Franchised hotels
Midscale	160	bps	3.6%	6.2%
Economy (pro forma) (5)	300	bps	0.8%	6.4%
Systemwide
Midscale	60	bps	2.3%	3.1%
Economy (pro forma) (5)	300	bps	0.8%	6.4%
Total Systemwide	120	bps	1.7%	3.6%

(1)
Certain operating results for the periods included in this report are shown on a comparable hotel basis. With the exception of pro forma economy hotels, comparable hotels are defined as hotels that were in the system for at least one full calendar year as of the beginning of the current year under materially similar operations.

(2)
Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(3)	Average daily rate ("ADR") represents total room revenues divided by the total number of paid rooms occupied by hotel guests.
(4)	Revenue per available room ("RevPAR") represents total room and related revenues divided by total available rooms.
(5)
We acquired the franchise license agreements of GuestHouse International and Settle Inn & Suites properties on April 30, 2015. Results presented prior to that date are attributable to and provided by the prior owner.

Red Lion Hotels Corporation
Comparable Operations and Data From Operations
(unaudited)
($ in thousands)

Certain operating results for the periods included in this report are shown on a comparable hotel basis. Comparable hotels are defined as properties that were operated by our company for at least one full calendar year as of the beginning of the current period other than hotels for which comparable results were not available. Comparable results excludes one hotel that was converted from owned to managed, one hotel that was converted from owned to franchised and one hotel that was closed. In addition, Hotel RL Baltimore, Hotel RL Washington DC, and Red Lion Hotel Atlanta International Airport are excluded as these properties have not been open since the beginning of both comparable periods.

We utilize these comparable measures because management finds them a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. We believe they are a complement to reported operating results. Comparable operating results are not intended to represent reported operating results defined by generally accepted accounting principles in the United States ("GAAP"), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Company operated hotel revenue	$37,157	$36,972	$93,515	$91,092
less: revenue from sold and closed hotels	—	(1,643)	—	(5,255)
less: revenue from hotels without comparable results	(3,549)	(1,088)	(9,561)	(1,406)
Comparable company operated hotel revenue	$33,608	$34,241	$83,954	$84,431

Company operated hotel operating expenses	$25,363	$25,439	$71,035	$68,578
less: hotel divisional general and administrative expenses	(2,237)	(2,510)	(8,249)	(7,774)
less: operating expenses from sold and closed hotels	—	(1,195)	—	(4,115)
less: operating expenses from hotels without comparable results	(2,958)	(1,198)	(7,823)	(1,590)
Comparable company operated hotel operating expenses	$20,168	$20,536	$54,963	$55,099

Company operated hotel direct operating profit	$11,794	$11,533	$22,480	$22,514
less: hotel divisional general and administrative expenses	2,237	2,510	8,249	7,774
less: operating profit from sold and closed hotels	—	(448)	—	(1,140)
less: operating profit from hotels without comparable results	(591)	110	$(1,738)	$184
Comparable company operated hotel direct profit	$13,440	$13,705	$28,991	$29,332
Comparable company operated hotel direct margin %	40.0%	40.0%	34.5%	34.7%

Red Lion Hotels Corporation
Reconciliation of Non-GAAP Measures
(unaudited)
($ in thousands)

EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. We believe it is a useful financial performance measure due to the significance of our long-lived assets and level of indebtedness.
Adjusted EBITDA and Adjusted net income (loss) are additional measures of financial performance. We believe that the inclusion or exclusion of certain special items, such as gains and losses on asset dispositions and impairments, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results.
EBITDA, Adjusted EBITDA and Adjusted net income (loss) are commonly used measures of performance in the industry. We utilize these measures because management finds them a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. We believe they are a complement to reported operating results. EBITDA, Adjusted EBITDA and Adjusted net income (loss) are not intended to represent net income (loss) defined by generally accepted accounting principles in the United States ("GAAP"), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP. In addition, other companies in our industry may calculate EBITDA and in particular Adjusted EBITDA and Adjusted net income (loss) differently than we do or may not calculate them at all, limiting the usefulness of EBITDA, Adjusted EBITDA and Adjusted net income (loss) as comparative measures.

The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

		Three Months Ended September 30,		Nine Months Ended September 30,
		2016	2015	2016	2015
Net income (loss)		$3,513	$2,555	$(1,685)	$11,702
	Depreciation and amortization	3,814	3,484	11,354	9,603
	Interest expense	1,805	1,989	4,753	5,228
	Income tax expense (benefit)	166	(49)	258	37
EBITDA		$9,298	$7,979	$14,680	$26,570
	Gain on asset dispositions (1)	—	—	(393)	(16,362)
	Acquisition and integration costs (2)	1,413	—	1,653	—
	Employee separation costs (3)	221	—	617	—
	Lease termination costs (4)	—	750	—	1,875
	Loss on early retirement of debt (5)	—	—	—	1,159
	Reserve for environmental cleanup (6)	—	—	128	—
Adjusted EBITDA		$10,932	$8,729	$16,685	$13,242

(1)
In the second quarter of 2016, we recorded a gain on sale of intellectual property, net of brokerage fees, of $0.4 million. In the first quarter of 2015, we recorded $16.4 million in gain on the sales of the Bellevue and Wenatchee properties. These amounts are included in the line item "Gain on asset dispositions, net" on the accompanying consolidated statements of operations.

(2)	On September 30, 2016 RLHC acquired Vantage. Expenses associated with the acquisition totaling $1.7 million are reflected in both the second and third quarters of 2016.
(3)
The costs recorded in the second and third quarters of 2016 consisted of employee separation costs including expenses associated with the separation of the former Executive Vice President and Chief Financial Officer and other legal and consulting services associated with the CFO transition.

(4)
 In the fourth quarter of 2014, we amended the lease for the Red Lion Hotel Vancouver at the Quay and we recorded $1.1 million of amortized lease termination fees in the first and second quarters of 2015 and $0.8 million in the third quarter of 2015.

(5)	In the first quarter of 2015, we recorded a $1.2 million loss on the early retirement of debt.
(6)	In the first quarter of 2016, a reserve account was recorded for environmental cleanup at one of our hotel properties.

Red Lion Hotels Corporation
Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss)
(unaudited)
($ in thousands)

The following is a reconciliation of adjusted net income to net income (loss) for the periods presented:

		Three Months Ended September 30,		Nine Months Ended September 30,
		2016	2015	2016	2015
Net income (loss)		$3,513	$2,555	$(1,685)	$11,702
	Gain on asset dispositions (1)	—	—	(393)	(16,362)
	Acquisition and integration costs (2)	1,413	—	1,653	—
	Employee separation costs (3)	221	—	617	—
	Lease termination costs (4)	—	750	—	1,875
	Loss on early retirement of debt (5)	—	—	—	1,159
	Reserve for environmental cleanup (6)	—	—	128	—
Adjusted net income (loss)		$5,147	$3,305	$320	$(1,626)

Adjusted net income (loss) per share		$0.24	$0.16	$0.02	$(0.08)
Weighted average shares - basic		20,781	20,028	20,343	19,960
Weighted average shares - diluted		21,158	20,607	20,819	20,131

(1)
In the second quarter of 2016, we recorded a gain on sale of intellectual property, net of brokerage fees, of $0.4 million. In the first quarter of 2015, we recorded $16.4 million in gain on the sales of the Bellevue and Wenatchee properties. These amounts are included in the line item "Gain on asset dispositions, net" on the accompanying consolidated statements of operations.

(2)	On September 30, 2016 RLHC acquired Vantage. Expenses associated with the acquisition totaling $1.7 million are reflected in both the second and third quarters of 2016.
(3)
The costs recorded in the second and third quarters of 2016 consisted of employee separation costs including expenses associated with the separation of the former Executive Vice President and Chief Financial Officer and other legal and consulting services associated with the CFO transition.

(4)
 In the fourth quarter of 2014, we amended the lease for the Red Lion Hotel Vancouver at the Quay and we recorded $1.1 million of amortized lease termination fees in the first and second quarters of 2015 and $0.8 million in the third quarter of 2015.

(5)	In the first quarter of 2015, we recorded a $1.2 million loss on the early retirement of debt.
(6)	In the first quarter of 2016, a reserve account was recorded for environmental cleanup at one of our hotel properties.